EXHIBIT 2

                                    EXHIBIT A

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                      AGREEMENT AND PLAN OF REORGANIZATION



                                 By and between


                        BLUE RIVER FEDERAL SAVINGS BANK,
                   a federally chartered stock savings bank,

                                      and


                  FIRST COMMUNITY BANCSHARES, INC., an Indiana
                     corporation and bank holding company.



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                                                      Dated: November 10, 1999




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                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made November 10, 1999, by, and between BLUE RIVER FEDERAL SAVINGS BANK, a federally chartered stock savings bank ("Blue River "), and FIRST COMMUNITY BANCSHARES, INC. ("First Community").

                                    Recitals
                                    --------

        A. Blue River is a federal savings bank duly organized and existing under the Home Owners' Loan Act ("HOLA"), chartered by the Office of Thrift Supervision ("OTS"), with its only banking office located in Edinburgh, Johnson County, Indiana.

        B. First Community is duly organized and existing under the Indiana Business Corporation Law ("IBCL") and is duly registered with the Board of Governors of the Federal Reserve System ("FRB") as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHC Act").

        C. First Community intends to form a wholly owned subsidiary ("BR Acquisition") as an Indiana chartered interim bank under the Indiana Financial Institutions Act ("IFIA") solely for the purpose of effecting a Merger with Blue River (as defined in Section 1.01 below).

        E. The parties desire to effect a transaction whereby BR Acquisition will be merged with and into Blue River in consideration of the aggregate payment of $3,937,810.50 or $41.50 cash, subject to adjustment as provided herein, for each of the 94,887 shares of Blue River Common Stock that will be outstanding immediately prior to the Effective Time of the Merger.

                                   Agreements
                                   ----------

        In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

                                   ARTICLE ONE
                         TERMS OF THE MERGER AND CLOSING

        Section 1.01. The Merger. Pursuant to the terms and provisions of this Agreement, the IFIA, HOLA and the Plan of Merger attached hereto as Appendix A and incorporated herein by reference (the "Plan of Merger"), BR Acquisition shall merge with and into Blue River (the "Merger"). BR Acquisition shall be the "Merging Company" in the Merger and its corporate identity and existence, separate and apart from Blue River, shall cease on consummation of the Merger. Blue River shall be the "Surviving Company" in the Merger, and its name shall not be changed pursuant to the Merger.

        Section 1.02. Effect of the Merger. The Merger shall have all the effects provided by the HOLA.

        Section 1.03. The Merger - Payment for Shares.

        (a) At the time of filing with the OTS of appropriate Articles of Merger with respect to the Merger or at such later time as shall be specified by such Articles of Merger (the "Effective Time"):

               (i) Each of the shares of common stock, $0.01 par value, of Blue River that are issued and outstanding immediately prior to the Effective Time ("Blue River Common") shall, except as otherwise provided in this
        Section 1.03, thereupon and without further action be converted into the right to receive the sum of $41.50, or such lesser amount as shall be determined by dividing the adjusted Merger Consideration by the number of shares of Blue River Common, upon surrender of certificates representing said shares for cancellation. The aggregate consideration payable to Blue River shareholders hereunder is sometimes hereafter referred to as the "Merger Consideration." The Merger Consideration may be adjusted as provided for in paragraph (ii) below.

               (ii) In the event that Blue River has declared and paid a dividend as permitted by Section 4.02(a)(i) and its shareholders' equity as certified to First Community as of the seventh day prior to Closing is less than the Net Worth Minimum as described in Section 6.01(n), then the Merger Consideration shall be reduced by an amount equal to the lesser of (A) the amount of the dividend or (B) the amount by which shareholders' equity is less than the Net Worth Minimum.

               (iii) The shares of common stock, no par value, of BR Acquisition issued and outstanding immediately prior to the Effective Time shall thereupon and without further action be converted into a like number of shares of common stock, $0.01 par value, of Blue River.

        (b) At the Effective Time, all of the outstanding shares of Blue River Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Blue River Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.05.

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

        (c) At the Effective Time, each share of Blue River Common, if any, held in the treasury of Blue River or by any direct or indirect subsidiary of Blue River (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled.

        (d) If any holders of Blue River Common dissent from the Merger and demand dissenters' rights under 12 U.S.C. ss. 214a(b), any issued and outstanding shares of Blue River Common held by such dissenting holders shall not be converted as described in this Section 1.03 but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holders pursuant to 12 U.S.C. ss. 214a(b); provided, however, that each share of Blue River Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his or her demand for dissenters' rights or lose his or her right to exercise dissenters' rights shall have only such rights as provided under 12 U.S.C. ss. 214a(b).

        Section 1.04. The Closing. The closing of the Merger (the "Closing") shall take place at the offices of Henderson, Daily, Withrow & DeVoe (or at such other place as the parties may agree) at 9:00 A.M. Eastern Standard Time on the Closing Date described in Section 1.06 of this Agreement.

        Section 1.05. Exchange Procedures; Surrender of Certificates.

        (a) At the Effective Time, First Community shall deliver or mail to each person who shall have endorsed and surrendered to Blue River and First Community at the Closing one or more Certificates which immediately prior to the Effective Time, represented shares of Blue River Common, the Merger Consideration for such shares of Blue River Common represented by such Certificates so surrendered in exchange for cash pursuant to the provisions of Section 1.03. No later than five
(5) days before the closing, Blue River shall provide First Community with a list of such persons and evidence of the surrendered Certificates.

        (b) As soon as reasonably practicable, but in no event more than ten working days, after the Effective Time, First Community shall mail to each record holder of any Certificate or Certificates not surrendered at the Closing, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to First Community at the address specified therein and shall be in such form and have such other provisions as First Community may reasonably specify) (each such letter the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practical but in no event more than five days after surrender to First Community of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, First Community shall transmit to the holder of such Certificate the Merger Consideration. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates.

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

        With respect to any Certificate for shares of Blue River Common which has been lost, stolen or destroyed, First Community shall be authorized to pay the Merger Consideration to the registered owner of such certificate upon First Community's receipt of an agreement to indemnify First Community against loss from such lost, stolen or destroyed certificate and an affidavit of lost, stolen or destroyed stock certificate, both in form and substance reasonably satisfactory to First Community, and upon delivery by the Blue River shareholder of a security bond from a recognized insurance company.

        (c) Such holders of Certificates shall be entitled to look to First Community (subject to applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. First Community shall not be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        Section 1.06. The Closing Date. The Closing shall take place on the last business day of the month during which each of the conditions in Sections 6.01(d) and 6.02(d) is satisfied or waived by the appropriate party, or on such later or earlier date as Blue River and First Community may agree (the "Closing Date"). The parties shall use their best efforts to cause the Effective Time of the Merger to be as of the first business day of the calendar month that follows the month in which the Closing occurs.

        Section 1.07. Actions At Closing.

        (a) At the Closing, Blue River shall deliver to First Community or BR
Acquisition:

               (i) certified copies of the Charter and Bylaws of Blue River, as amended;

               (ii) a certificate or certificates signed by the chief executive officer of Blue River, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article Two hereof is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) Blue River has performed and complied in all material respects, unless waived by First Community or BR Acquisition, with all of its obligations and agreements required to be performed hereunder prior to the Closing Date;

               (iii) certified copies of the resolutions of Blue River's Board of Directors and shareholders, approving and authorizing the execution of this Agreement and the Plan of Merger and authorizing the consummation of the Merger;

               (iv) a certificate of the OTS, dated a recent date, stating that Blue River is duly organized and validly existing under the laws of the United States of America; and

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

               (v) evidence of all required regulatory approvals obtained by Blue River;

               (vi) executed Articles of Merger and other documents necessary to consummate the Merger.

        (b) At the Closing, First Community shall deliver to Blue River:

               (i) a certificate signed by the chief executive officer of First Community stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and (B) First Community and BR Acquisition have each performed and complied in all material respects, unless waived by Blue River with all of its obligations and agreements required to be performed hereunder prior to the Closing Date;

               (ii) certified copies of the resolutions of the Board of Directors of First Community and BR Acquisition authorizing the execution of this Agreement and the Plan of Merger and the consummation of the Merger;

               (iii) a certificate of the Indiana Secretary of State, dated a recent date, stating that First Community is duly organized and validly existing under the laws of the State of Indiana;

               (iv) a certificate of the Indiana Department of Financial Institutions, dated a recent date, stating that BR Acquisition is duly organized and is validly existing under the Indiana Financial Institutions Act.

               (v) evidence of all required regulatory approvals obtained by BR Acquisition and First Community; and

               (vi) executed Articles of Merger and other documents necessary to consummate the Merger.

        (c) At the Closing, the parties shall execute and/or deliver to one another the Plan of Merger and such other documents and instruments and take such other actions as shall be necessary or appropriate to consummate the Merger.

                                   ARTICLE TWO
                  REPRESENTATIONS AND WARRANTIES OF BLUE RIVER

        Blue River hereby makes the following representations and warranties:

                                       5
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        Section 2.01. Organization and Capital Stock.

        (a) Blue River is a federal savings bank duly chartered and validly existing under the laws of the United States of America and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

        (b) Blue River has authorized capital stock of 1,000,000 shares, all of which are Blue River Common, $0.01 par value, and none of which are preferred capital stock. At the date of this Agreement, there were (i) 89,387 shares of Blue River Common duly and validly issued and outstanding, fully paid and non-assessable and (ii) outstanding options to purchase 5,500 shares of Blue River Common all of which shall be exercised prior to the Effective Time. None of the outstanding shares of Blue River Common has been issued in violation of any preemptive rights of the current or past shareholders of Blue River or in violation of any applicable federal or state banking or securities laws or regulations.

         (c) Except as otherwise disclosed with particularity in a confidential writing delivered by Blue River to First Community at least 3 business days prior to execution of this Agreement, which confidential writing thereafter shall be executed by all the parties concurrently with the execution of this Agreement (the "Disclosure Schedule"), there are no shares of capital stock or other equity securities of Blue River authorized, issued or outstanding and no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Blue River, or contracts, commitments, understandings or arrangements by which Blue River may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

        Section 2.02. Authorization; No Defaults. The Board of Directors of Blue River, by all appropriate action, has approved this Agreement, the Plan of Merger and the Merger and has authorized the execution of this Agreement and the Plan of Merger on its behalf by its duly authorized officers and the performance by Blue River of its obligations hereunder. Nothing in the Charter or Bylaws of Blue River, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Blue River is bound or subject, would prohibit Blue River from consummating, or would be violated or breached by Blue River's consummation of, this Agreement and the Merger and other transactions contemplated herein on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Blue River and constitutes a legal, valid and binding obligation of Blue River, enforceable against Blue River in accordance with its terms, subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors' rights generally from time to time in effect and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion. Blue River is not and will not be by reason of the consummation of the transactions contemplated herein, in material default under

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

or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, Blue River's Charter or Bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefore, or any material lease, contract, or other commitment or agreement to which Blue River is a party or by which it or its property is bound. Blue River has heretofore furnished to First Community complete and correct copies of its Charter and Bylaws, each as amended to the date hereof.

        Section 2.03. Subsidiaries. Blue River has never had any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business.

        Section 2.04. Financial Information.

        (a) Blue River has furnished to First Community its audited financial statements of Blue River for the years ended December 31, 1998, 1997, and 1996 and unaudited financial statements of Blue River included as part of Blue River's Quarterly Reports on Form 10-Q filed with the OTS for the quarters ended March 31 and June 30, 1999. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be reflected in the notes thereto), and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Blue River in all material respects as of the date and for the period indicated.

        Blue River has furnished to First Community its Thrift Financial Reports as filed with the OTS for the quarters ended March 31, 1999 and June 30, 1999 (the "TFR Reports"). The TFR Reports were prepared in accordance with the applicable regulatory instructions on a consistent basis with previous such reports, and fairly present the financial position and results of operations of Blue River in all material respects as of the dates and for the periods indicated, subject, however, to normal recurring year-end adjustments, none of which will be material.

        (b) Except as set forth in the Disclosure Schedule, Blue River does not have any material liability, fixed or contingent, except to the extent set forth in the financial statements and the TFR Reports described in subsection (a) of this Section 2.04 (collectively, the "Blue River Financial Statements") or incurred in the ordinary course of business since the date of the most recent balance sheet of Blue River included in the Blue River Financial Statements.

        (c) Except as otherwise provided in the Disclosure Schedule, Blue River does not engage in business or activity other than that which is incident to its banking business.

        Section 2.05. Absence of Changes. Since June 30, 1999, there has not been any material adverse change in the financial condition, the results of operations or the business of Blue River. The making by Blue River after June 30, 1999, of provisions for the purpose of increasing its allowance for possible loan losses not exceeding in the aggregate the amount specified by Section 4.06 of this Agreement shall not be deemed a material adverse change for purposes of this Section 2.05.

        Section 2.06. Absence of Agreements with Banking Authorities. Blue River is not subject to any order (other than orders applicable to savings banks generally) and is not a party to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of savings banks, including without limitation, the OTS or the Federal Deposit Insurance Corporation (the "FDIC") except (i) as described in the Disclosure Schedule and (ii) the Supervisory Agreement dated October 4, 1998 with the OTS the terms of which have been fully complied with and which agreements shall be terminated, cancelled or rescinded prior to Closing.

        Section 2.07. Tax Matters. Blue River has filed all federal, state and local tax returns due in respect of its business, income and properties, including but not limited to all income tax, payroll tax, Form 1099 and W-2 tax returns, in a timely fashion and has paid or made provision for all amounts shown due on such returns. All such returns are complete and accurate and fairly reflect the information required to be presented therein in all material respects. All provisions for accrued but unpaid taxes contained in the Blue River Financial Statements were made in accordance with generally accepted accounting principles. Blue River has no knowledge of any outstanding tax liens (other than any lien for current taxes not yet due and payable) or any basis for any additional assessment of taxes, interest or penalties.

        Section 2.08. Absence of Litigation. There is no material litigation, claim or other proceeding pending or, to the knowledge of Blue River, threatened, before any judicial, administrative or regulatory agency or tribunal, to which Blue River is a party or to which its properties is subject. Set forth in Section 2.08 of the Disclosure Schedule is a listing of all litigation to which Blue River is a named party.

        Section 2.09. Employment Matters.

        (a) Except as set forth in the Disclosure Schedule, Blue River is not a party to or bound by any material contract, arrangement or understanding (written or otherwise) for the employment, retention, engagement or compensation of any past or present officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by Blue River, on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.

        (b) Blue River is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) Blue River is not engaged in any unfair labor practice; (ii) there is no unfair labor practice, charge or complaint against Blue River pending or, to the knowledge of Blue River, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually

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

pending or, to the knowledge of Blue River, threatened against or directly affecting Blue River; (iv) Blue River has not experienced any material work stoppage or other material labor difficulty during the past five years, and (v) there is no charge of discrimination against Blue River pending or, to the knowledge of Blue River, threatened before the Equal Employment Opportunity Commission, the Indiana Civil Rights commission or any other federal, state, county or local governmental agency.

        (c) Except as set forth in the Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Blue River, (ii) increase any benefit otherwise payable under any employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by Blue River to or with respect to any employee or former employee of Blue River will fail to be deductible for federal income tax purposes by reason of Section 280G of the Internal Revenue Code of 1986, as amended ("Code") or otherwise.

        Section 2.10. Reports. Since December 31, 1998, Blue River has filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the OTS, (ii) the FDIC and (iii) any other governmental authority with jurisdiction over Blue River. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

        Section 2.11. Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Blue River, as reflected in the TFR Reports, are carried on the books of Blue River in accordance with generally accepted accounting principles, consistently applied. Blue River from and after the date hereof will not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

        Section 2.12. Loan Portfolio. To the knowledge of Blue River, all loans and discounts shown in the TFR Reports, or which were entered into after December 31, 1998, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Blue River, in accordance in all material respects with Blue River's lending policies and practices unless otherwise approved by Blue River's Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. To the knowledge of Blue River, the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid,

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

true and genuine and what they purport to be. To the knowledge of Blue River, it has complied and will through the Closing Date continue to comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as set forth in the Disclosure Schedule, Blue River has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Except as set forth in the Disclosure Schedule, Blue River has no knowledge that any condition of property in which it has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (defined in Section 2.15) in any material respect or obligates Blue River or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

        Section 2.13. ERISA.

        (a) Except as disclosed in the Disclosure Schedule, no person participates in any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), nor may any person reasonably expect to participate in any such plan, in either case, on account of his or her past or present employment with Blue River. Blue River does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements (referred to collectively hereinafter as "fringe benefit arrangements") for any past or present employee, consultant or agent of Blue River, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), except as listed in the Disclosure Schedule.

        (b) During the past sixty months, Blue River has not maintained any employee welfare benefit plans or employee pension benefit plans except for plans listed on the Disclosure Schedule. There have been no amendments to any of the employee pension benefit plans, employee welfare benefit plans or fringe benefit arrangements listed on the Disclosure Schedule since December 31, 1998, except as set forth in the Disclosure Schedule.

        (c) To the knowledge of Blue River, all employee pension benefit plans, employee welfare benefit plans and fringe benefit arrangements listed on the Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation. To the knowledge of Blue River, all employee pension benefit plans maintained by Blue River comply in form and in operation with all applicable requirements of Section 401(a) and, to the extent applicable, Section 401(k) of the Code. To the knowledge of Blue River, except as disclosed in the Disclosure Schedule, Blue River has not (i) incurred any liability for tax under Section 4971 of the Code on account of any accumulated funding deficiency and no plan or arrangement listed in the Disclosure Schedule has incurred any accumulated funding deficiency within the meaning of Section 412 or 418(B) of the Code; (ii) applied for or obtained a waiver by the IRS of any minimum funding requirement under
Section 412 of the Code; (iii) become subject to any disallowance of deductions under Sections 419 or 419(A) of the Code; (iv) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability under
Section 406 of ERISA; (v) incurred any liability to the Pension Benefit Guaranty Corporation; (vi) had a reportable event (within the meaning of Section 4043 of ERISA) for which notice is not waived by applicable regulations; or (vii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

        (d) A true and correct copy of each of the plans and arrangements listed on the Disclosure Schedule as in effect on the date hereof and each trust agreement relating to each such plan and arrangement, has been supplied to First Community. A true and correct copy of the two (2) most recently filed annual reports (as described in Section 103 of ERISA) for each plan listed in the Disclosure Schedule and a true and accurate copy of the favorable determination letters of the Internal Revenue Service most recently issued for each plan listed in the Disclosure Schedule has been supplied to First Community, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports supplied. In the case of any plan or arrangement which is not in written form, the Disclosure Schedule includes an accurate description of such plan or arrangement. Blue River has provided to First Community a description of any liability or contingent liability which may be incurred by Blue River if any plan or arrangement listed on the Disclosure Schedule (including without limitation the payment by Blue River of premiums for health care coverage for active employees or retirees) were terminated or if Blue River was to cease its participation therein. To the best of the knowledge of the present non-employee members of the Board of Directors of Blue River (without any independent review of the books and records of Blue River or the making of any other independent inquiry), and to the best of the knowledge of the President of Blue River (after review of the books and records of Blue River but without the obligation to make any further independent inquiry), neither Blue River nor any of its affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising "lifetime" or other vested rights to benefits under any plan or arrangement (other than any employee pension plan disclosed in the Disclosure Schedule) that cannot be unilaterally terminated or modified by Blue River at its discretion at any time without further obligation.

        (e) Except as disclosed in the Disclosure Schedule, in the case of each plan or arrangement listed in the Disclosure Schedule which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such plan or arrangement equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, on a plan continuation basis and as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.

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        (f) On a timely basis, Blue River has made all contributions or payments to or under each plan or arrangement listed in the Disclosure Schedule as required pursuant to each such plan or arrangement or in the alternative has made sufficient provision for reserves to meet contributions and payments under such plans or arrangements which have not been made because they are not yet due.

        (g) Except as otherwise provided in the Disclosure Schedule, none of the plans or arrangements listed in the Disclosure Schedule owns (or has owned within the past 60 months) any Blue River Common or other securities of Blue River or a related entity.

        Section 2.14. Title to Properties; Insurance. Blue River has marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Blue River Financial Statements and easements, rights-of-way, and other restrictions which are not material and, in the case of other real estate owned, as such real estate is internally classified on the books of Blue River, rights of redemption under applicable law) to all real properties reflected on the Blue River Financial Statements as being owned by Blue River. All material leasehold interests used by Blue River in its operations are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors' rights generally from time to time in effect and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion. Except as set forth in the Disclosure Schedule, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Blue River, threatened with respect to such properties. Blue River has valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by Blue River in its business free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by Blue River are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.

        Section 2.15. Environmental Matters.

        (a) As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Blue River has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

        (b) Except as disclosed in the Disclosure Schedule, to the knowledge of Blue River, neither (i) the conduct by Blue River of operations at any property, nor (ii) any condition of any property owned by Blue River within the past ten
(10) years and used in its business operations, nor (iii) the condition of any property owned by it within the past ten (10) years but not used in its business operations, nor (iv) the condition of any property held by it as a trust asset within the past ten (10) years, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) Blue River to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Blue River has not received any notice from any person or entity that Blue River or the operation of any facilities or any property owned by Blue River, or held as a trust asset, are or were in violation of any Environmental Laws or that any one of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

        Section 2.16. Compliance with Law. Blue River has all material licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business as presently conducted and is in compliance in all material respects with all applicable laws and regulations, the violation of which would be material.

        Section 2.17. Brokerage. Except as set forth in the Disclosure Schedule, there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Merger payable by Blue River.

        Section 2.18. Material Contracts. Except as set forth in the Disclosure Schedule, Blue River is not a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts, certificates of deposit, money market accounts and other deposit accounts and borrowings from the Federal Home Loan Bank ("FHLB"); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an individual amount in excess of $5,000 or for the performance of services over a period of more than thirty days and involving an individual amount in excess of $5,000; (vi) joint venture or partnership agreement or arrangement; (vii) contract arrangement or understanding with any present or former consultant, advisor, investment banker, broker, attorney or accountant; or (viii) contract, agreement or other commitment not made in the ordinary course of business.

        Section 2.19. Compliance with Americans with Disabilities Act. (a) To the best of Blue River's knowledge, Blue River and its properties (including those held by it in a fiduciary capacity) are in material compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA"), and
(b) no action under the ADA against Blue River, or any of its properties has been initiated nor, to the best of Blue River's knowledge, has been threatened or contemplated.

        Section 2.20. Shareholder Vote Required. The affirmative vote of the holders of two-thirds (2/3) of the shares of Blue River Common is the only vote of the holders of any class of or series of capital stock of Blue River necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

        Section 2.21. Financial Advisor. Blue River has received the oral opinion of Professional Bank Services, Inc., its financial advisor, to the affect that the Merger Consideration is fair to Blue River's shareholders from a financial point of view.

        Section 2.22. Year 2000. Blue River has tested all computer hardware and software owned or leased by Blue River and used in its business to determine whether such equipment will correctly function and process date related data and properly recognize and indicate dates in the calendar year 2000 and beyond ("Year 2000 Compliant"). All computer hardware and software owned, leased and used by Blue River in its business is Year 2000 Compliant. Blue River has also obtained ratifications or other written assurances from each of its material vendors that each is Year 2000 Compliant.

        Section 2.23. Statements True and Correct. None of the information supplied or to be supplied by Blue River for inclusion in any documents to be filed with the SEC, the OTS, the FDIC, or any other regulatory authority in connection with the Merger will, to the best of the knowledge of Blue River at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        Section 2.24. Blue River's Knowledge. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of Blue River" or words of similar import, it is understood and agreed that matters within the knowledge of the directors and the executive officers of Blue River shall be considered to be within the knowledge of Blue River.

                                 ARTICLE THREE
               REPRESENTATIONS AND WARRANTIES OF FIRST COMMUNITY

        First Community hereby makes the following representations and warranties:

        Section 3.01. Organization. BR Acquisition will be organized prior to Closing as a wholly-owned subsidiary of First Community formed solely for the purpose of effecting the

Merger. First Community is an Indiana corporation duly incorporated and validly existing under the IBCL and registered as a bank holding company with the FRB.

        Section 3.02. Authorization. The Board of Directors of First Community has, by all appropriate action, approved this Agreement, the Plan of Merger and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and its performance of its obligations hereunder. Nothing in the Charter or Bylaws of First Community, as amended, or any other agreement, instrument, decree, proceeding law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it is bound or subject would prohibit First Community from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by First Community and constitutes a legal, valid and binding obligation of First Community enforceable against First Community in accordance with its terms and no other corporate acts or proceedings are required by law to be taken by First Community to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB, OTS, FDIC and DFI, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Merger by First Community First Community is not, nor will by reason of the consummation of the transactions contemplated herein be, in material default under or material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, First Community's Charter or Bylaws, any material promissory note, indenture or other evidence of indebtedness of security thereof, or any material lease, contract or other commitment or agreement to which it is a party or other commitment or agreement to which it is a party or by which it or its property is bound.

        Section 3.03. Financial Information. The consolidated balance sheet of First Community and its subsidiaries, as of December 31, 1998 and related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended together with the notes thereto, included in First Community's most recent Annual Report on Form 10-K, as filed with the SEC (the "10-K"), and the unaudited consolidated balance sheets of First Community and its subsidiaries as of June 30, 1999 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the periods then ended included in First Community's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 as filed with the SEC (the "10-Q Report") (collectively the financial statements and notes thereto included in the 10-Q Report and the 10-K are sometimes referred to as the "First Community Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of First Community and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

        Section 3.04. Absence of Changes. Since December 31, 1998 (and except to the extent reflected in the 10-Q Reports), there has not been any material adverse change in the consolidated financial condition or the consolidated results of operations or the business of First Community and its subsidiaries, taken as a whole.

        Section 3.05. Reports. Since January 1, 1995 (or, in the case of subsidiaries of First Community, the date of acquisition or formation thereof by First Community, if later), First Community and each of its subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) the Office of the Comptroller of the Currency ("OCC"), (v) the Indiana Department of Financial Institutions ("IDFI"),
(vi) any applicable state securities or banking authorities, and (vii) any other governmental authority with jurisdiction over First Community or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the Financial Statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. None of the information included in such reports or documents was, at their respective dates of filing, false or misleading with respect to any material fact, or omitted to state any material fact necessary in order to make the statements therein not misleading, on a consolidated basis, taking into account the circumstances under which such reports or documents were filed and considering the total mix of information that was at the time publicly available concerning First Community and its subsidiaries.

        Section 3.06. Absence of Litigation. There is no material litigation, claim or other proceeding pending or, to the knowledge of First Community, threatened, before any judicial, administrative or regulatory agency or tribunal against First Community, or to which the property of First Community is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.

        Section 3.07. Compliance with Law. First Community and its subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are, and all times while this Agreement is in effect shall be, in compliance in all material respects with all applicable laws and regulations, including, without limitation, all rules, regulations and requirements of the SEC, the violation of which would be material.

        Section 3.08. Regulatory Capital. First Community and its banking subsidiary each isand upon completion of the Merger will be, in compliance with all applicable regulatory capital requirements.

        Section 3.09. Statements True and Correct. None of the information supplied or to be supplied by First Community for inclusion in any documents to be filed with the OTS, the FDIC, or any other regulatory authority in connection with the Merger will, to the best of the knowledge of First Community at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        Section 3.10. First Community's Knowledge. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of First Community" or words of similar import, it is understood and agreed that matters within the knowledge of the directors and the executive officers of First Community shall be considered to be within the knowledge of First Community.

                                  ARTICLE FOUR
                            COVENANTS OF BLUE RIVER

        The parties hereto agree that the covenants contained in this Article Four shall be effective from the date hereof through the earlier of the Effective Time or the termination of this Agreement.

        Section 4.01. Regulatory Approvals. Blue River shall file (and cooperate with First Community in filing) all regulatory applications required in order for Blue River to consummate the Merger, including all necessary applications for the prior approval of the OTS as soon as practicable after the date hereof. Blue River shall keep First Community reasonably informed as to the status of such applications and promptly send or deliver copies of such applications, and of any supplementally filed materials, to counsel for First Community.

        Section 4.02. Conduct of Business.

        (a) Blue River shall continue to carry on its business and shall discharge or incur obligations and liabilities, only in the ordinary course of business as heretofore conducted and, by way of amplification and not limitation with respect to such obligation, will not, without the prior written consent of First Community:

               (i) declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property; provided, however, that Blue River may declare and pay the normal and customary annual dividend declared in December of each year and payable in the following January but no such dividend shall exceed the amount of the dividend declared in December 1998 and paid in January 1999; or

               (ii) issue (or agree to issue) any common or other capital stock (other than common stock for an aggregate of 5,500 shares issuable to directors or employees of Blue River upon the exercise of stock options issued and outstanding prior to September 15, 1999), or any options, warrants or any other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

               (iii) directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) any of their own Blue River Common or any other capital stock; or

               (iv) effect a split, reverse split, reclassification, or other similar change in, or of, any Blue River Common or other capital stock or otherwise reorganize or recapitalize; or

               (v) change the Charter or Bylaws of Blue River; or

               (vi) except for the normal recurring holiday bonuses paid to all employees of Blue River in amounts not to exceed $5,000 in the aggregate for all hourly employees, $1,500 for all officers of Blue River other than Terry Neville, and $2,500 for Terry Neville, pay or agree to pay, conditionally or otherwise, any bonus; or

               (vii) pay or agree to pay, conditionally or otherwise, additional compensation (other than ordinary and normal salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees or, except as required by law or this Agreement, adopt or make any change in any Employee Plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that Blue River may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants as and in the amounts disclosed on the Disclosure Schedule when, if, and as earned by them; or

               (viii) borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

               (ix) make or commit to make (or renew or commit to renew) any new loan, or issue or commit to issue (or renew or commit to renew) any new letter of credit or line of credit, or make (or commit to make) any additional discretionary advance (not including any advance for the purposes and in the amount already committed) under any existing letter of credit or line of credit, or purchase or agree to purchase any interest in a loan participation, in aggregate principal amounts (A) in excess of $250,000 to any one borrower (or group of affiliated borrowers) or (B) that would cause the Bank's credit extensions or commitments to any one borrower (or group of affiliated borrowers) to exceed $250,000 (First Community's consent to credit extensions in the ordinary course of business will not be unreasonably withheld); or

               (x) other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five years or less (except that maturities may extend to seven years on variable-rate securities), purchase or otherwise acquire any investment security for their own accounts, or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

               (xi) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

               (xii) enter into or amend any agreement, contract or commitment out of the ordinary course of business; or

               (xiii) except in the ordinary course of business, place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

               (xiv) except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to Blue River, or any claims which Blue River may possess, or voluntarily waive any material rights with respect thereto; or

               (xv) sell or otherwise dispose of any real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to Blue River; or

               (xvi) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified person or firm reasonably acceptable to First Community, which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that Blue River shall not be required to obtain such a report with respect to single family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated; or

               (xvii) commit any act or fail to do any act which will cause a material breach of any material agreement, contract or commitment to which it is a party; or

               (xviii) violate any law, statute, rule, governmental regulation or order, which violation could reasonably be expected to have a material adverse effect on its business, financial condition, or earnings; or

               (xix) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefore is in excess of $5,000 other than (a) purchases of property made in the ordinary course of business or (b) purchases made or costs incurred in connection with loan collection activities or foreclosure sales in connection with any of Blue River's loans, without the consent of First Community, which consent shall not be unreasonably withheld; or

               (xx) Issue certificate(s) for shares of Blue River Common to any shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), a surety bond from a recognized insurance company in an amount that would indemnify Blue River (and its successors) against lost certificate(s) and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s); or

               (xxi) hold a special, regular or annual meeting (or take action by consent in lieu thereof) of the Board of Directors or the shareholders of Blue River for the purpose of appointing or electing any new member to the Board of Directors of Blue River (whether to fill a vacancy or otherwise) unless such new member is approved in advance in writing by First Community.

        (b) Blue River shall use its best efforts to cause the Supervisory Agreement dated October 4, 1998 with the OTS to be terminated prior to the Closing Date.

        (c) Blue River shall not, without the prior written consent of First Community, engage in any transaction or take any other action that would render untrue in any material respect any of the representations and warranties of Blue River contained in Article Two hereof if such representations and warranties were given as of the date of such transaction or action.

        (d) Blue River shall promptly notify First Community in writing of the occurrence of any matter or event known to Blue River that is, or is likely to become, materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of Blue River.

        (e) Blue River shall not (a) directly or indirectly solicit or encourage (nor shall it permit any of its officers, directors, employees or agents directly or indirectly to solicit or encourage), including by way of furnishing information other than the terms of this Agreement, any inquiries or proposals from third parties for a merger, consolidation, share exchange or similar transaction involving Blue River or for the acquisition of the stock or substantially all of the assets or business of Blue River, or (b) subject to the fiduciary duties of the Directors of Blue River as advised by counsel in a written opinion, discuss with or enter into conversations with any person concerning any such merger, consolidation, share exchange, acquisition or other transaction. Blue River shall promptly notify First Community orally (to be confirmed in writing as soon as practicable thereafter) of all of the relevant details concerning any inquiries or proposals that it may receive relating to any such matters, including actions it intends to take with respect to such matters.

        Section 4.03. Breaches. Blue River shall, in the event it has knowledge of the occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to in this Agreement, give prompt notice thereof to First Community and use its best efforts to prevent or promptly remedy the same.

        Section 4.04. Submission to Shareholders. Blue River shall cause to be duly called and held, on a date mutually selected by First Community and Blue River, an annual or special meeting of its shareholders (the "Blue River Shareholders' Meeting") for submission of this Agreement and the Merger for approval of Blue River shareholders as required by 12 U.S.C. ss. 214a. In connection with the Blue River Shareholders' Meeting, (i) Blue River shall prepare and file a Proxy Statement (the "Proxy Statement") with the OTS in accordance with OTS requirements and shall mail it to its shareholders, (ii) First Community shall furnish Blue River all information concerning itself that Blue River may reasonably request in connection with such Proxy Statement, and
(iii) the Board of Directors of Blue River shall (unless a written opinion of independent counsel for Blue River relating to the fiduciary duties of the Board of Directors advises against such a recommendation, in which event the individual members of the Board of Directors shall nevertheless remain personally obligated to support the Agreement and the Merger pursuant to their personal undertakings on the signature page of this Agreement) unanimously recommend to Blue River's shareholders the approval of this Agreement and the Merger contemplated hereby.

        Section 4.05. Consummation of Agreement. Blue River shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof. Blue River shall furnish to First Community in a timely manner all information, data and documents in the possession of Blue River requested by First Community as may be required to obtain any necessary regulatory or other approvals of the merger and shall otherwise cooperate fully with First Community to carry out the purpose and intent of this Agreement.

        Section 4.06. Financial Information. Blue River shall allow First Community to make a special review of the assets of the Bank with a view to determining the consistency of the procedures and standards employed by Blue River in determining its allowance for possible loan losses with the procedures and standards employed by First Community. If, as a result of such review or otherwise, Blue River after June 30, 1999, has made or hereafter makes additions to its allowance for possible loan losses for the purpose of increasing the amount of the allowance above its amount as of June 30, 1999, First Community shall not assert that such additions (to the extent that the amount thereof does not exceed an aggregate of $180,000) violate any representation, warranty or covenant of Blue River in this Agreement or otherwise entitle First Community to terminate its obligations to consummate the transactions contemplated hereby.

        Section 4.07. Environmental Reports. Except as First Community shall otherwise consent with respect to any residential real estate (which consent will not be unreasonably withheld by First Community), Blue River shall, at Blue River's expense, engage an environmental consulting firm agreeable to First Community in connection with the conduct by such firm of a phase one environmental investigation on all real property owned or leased by Blue River as of the date of this Agreement, and any real property acquired or leased by Blue River after the date of this Agreement, except as otherwise provided in
Section 4.01(a)(xvi). If further investigation procedures are required as to any property by the report of the phase one investigation in First Community's reasonable opinion, Blue River shall as soon as practicable, at Blue River's expense, commission the taking of such further procedures and provide a report of the results of such further procedures ("Phase Two Report") to First Community. First Community shall have fifteen (15) business days from First Community's receipt of any Phase Two Report to notify Blue River of any objection to the contents of the Phase Two Report. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law, or
(ii) recommended or suggested in the Phase Two Report and prudent in light of the recommendations or suggestions in the Phase Two Report findings, in the aggregate, exceed the sum of $50,000, as reasonably estimated by the environmental expert retained for such purpose by First Community and reasonably acceptable to Blue River, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty, then First Community shall have the right pursuant to Section 7.03 hereof, for a period of 10 business days following receipt of such estimate or indication that the costs of such actions and measures cannot be so reasonably estimated to terminate this Agreement without further obligation to Blue River, which shall be First Community's sole remedy in such event.

        Section 4.08. Access to Information. Blue River shall permit First Community reasonable access, in a manner which will avoid undue disruption or interference with Blue River's normal operations, to its properties and shall disclose and make available to First Community all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which First Community may have an interest in light of the transactions contemplated by this Agreement. During the period from the date of this Agreement to the Effective Time, Blue River will cause one or more of its designated representatives to confer on a regular basis with the President of First Community, or any other person designated in a written notice given to Blue River by First Community pursuant to this Agreement, to report the general status of the ongoing operations of Blue River. Blue River will promptly notify First Community of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Blue River, and will keep First Community fully informed of such events. First Community hereby understands and agrees that all books, documents, papers and records relating to Blue River's assets, stock ownership, properties, operations, obligations and liabilities which it obtains, receives, reviews or has access to pursuant to this Section 4.08 shall be subject to the Confidentiality Agreement between Blue River and First Community ("Confidentiality Agreement").

        Section 4.09. Title Insurance and Survey. Blue River shall obtain at its expense, an owners policy of title insurance issued by a title insurance company approved by First Community insuring good, merchantable and marketable title to the fee simple estate in real estate owned by Blue River, and a survey of real estate owned by Blue River made in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," by a registered engineer or land surveyor satisfactory to First Community and containing an exact perimeter legal description of the real estate, and certified as of a current date.

        Section 4.10. Accrual of Expenses. Blue River shall, before the seventh day prior to Closing, accrue all of its expenses for this transaction, including legal, accounting, and financial advisor fees as well as the reconciliation of its NOW account.

                                  ARTICLE FIVE
                          COVENANTS OF FIRST COMMUNITY

        Section 5.01. Regulatory Approvals. First Community shall file (and cooperate with Blue River in filing) all regulatory applications required in order for First Community and BR Acquisition to consummate the Merger, including all necessary applications for the prior approval of the FRB and the OTS, FDIC and/or Indiana Department of Financial Institutions as soon as practicable after the date hereof. First Community shall keep Blue River reasonably informed as to the status of such applications and promptly send or deliver copies of such applications, and of any supplementally filed materials, to counsel for Blue River.

        Section 5.02. Breaches. First Community shall, in the event it has knowledge of the occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to in this Agreement, give prompt notice thereof to Blue River and use its best efforts to prevent or promptly remedy the same.

        Section 5.03. Consummation of Agreement. First Community shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement, and use its best efforts to cause the Effective Time to occur on March 31, 2000 or as soon thereafter as practicable.

        Section 5.04. Benefit Plan Eligibility and Past Service Credit. Employees of Blue River shall receive full vesting and eligibility credit under First Community's retirement and other employee benefit plans (including, without limitation, vacation and other employee welfare plans) for their years and, if and to the extent applicable, months of service to Blue River.

                                  ARTICLE SIX
                       CONDITIONS PRECEDENT TO THE MERGER

        Section 6.01. Conditions of First Community's Obligations. The obligations of First Community to effect the Merger shall be subject to the satisfaction (or waiver by First Community) prior to or on the Closing Date of the following conditions:

        (a) The representations and warranties made by Blue River in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

        (b) Blue River shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

        (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

        (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Merger, shall have been obtained upon terms and conditions reasonably acceptable to First Community and all waiting periods required by law shall have expired.

        (e) First Community shall have received the environmental reports required by Sections 4.06 and 4.01(a)(xvi) hereof and shall not have elected, pursuant to Section 4.06 hereof, to terminate and cancel this Agreement.

        (f) First Community shall have received all documents required to be received from Blue River at or prior to the Closing, all in form and substance reasonably satisfactory to First Community.

        (g) All officers and directors of Blue River shall have tendered their resignation effective as of the Effective Time, it being understood that Terry
W. Neville will continue to be an employee.

        (h) The Employment Agreement between Blue River and Terry W. Neville shall have been replaced or amended to the form set forth in Schedule 6.01(i).

        (i) First Community shall have received the opinion of Leagre Chandler & Millard, counsel to Blue River, as set forth in Schedule 6.01(j).

        (j) First Community shall have received an indemnificatin agreement reasonably satisfactory to First Community from the persons listed in Schedule 6.01(k) with regard to the purchase or ownership of shares of Blue River common stock.

        (k) The holders of no more than 15% of the shares of Blue River Common shall have given notice of their intent to dissent from the Merger.

        (l) First Community shall have received the opinion of Austin Associates, Inc., its financial advisor, that the Merger Consideration is fair to the shareholders of First Community from a financial point of view.

        (m) Blue River shall have increased its loan loss allowance to $480,000 prior to year end 1999 and shall have certified to First Community that, as of the seventh day prior to Closing, the balance of its loan loss allowance was equal to (i) $480,000 minus (ii) any losses taken against such allowance since the date of this Agreement;

        (n) Blue River shall have certified to First Community (and First Community shall be reasonably satisfied with such certification) that, as of the seventh day prior to Closing, the shareholders' equity of Blue River as determined in accordance with generally accepted accounting principles consistently applied was not less than (i) $2,500,000 less (ii) the aggregate amount of the legal and investment banking expenses related to the Merger as well as certain NOW account adjustments, up to a maximum of $95,000. This adjusted shareholders' equity level shall be referred to as the "Net Worth Minimum." If, however, Blue River shall have declared and paid a dividend as permitted by Section 4.02(a)(i) and its shareholders' equity as initially certified to First Community is less than the Net Worth Minimum, the Merger Consideration shall be adjusted as provided in Section 1.03(a)(ii), and Blue River shall recertify that its shareholders' equity was not less than the Net Worth Minimum. For purposes of the recertification, Blue River shall be entitled to disregard the amount of such dividend as if it had not been paid in determining its shareholders' equity.

         (o) Blue River shall have reconciled all of its accounts as of the end of 1999 and either reserved or written off all suspension items reflected on such accounts.

        (p) All issued and outstanding options to purchase Blue River Common shall have been exercised or canceled prior to Closing.

        (q) Blue River shall have complied with all restitution and other requirements and conditions of any OTS Report received by Blue River prior to Closing.

        (r) Blue River shall have recognized and permitted the exercise of non-qualified stock options granted by Blue River to Richard L. Cisco on December 1, 1994 for 750 shares of Blue River Common.

        (s) Blue River shall have completed and filed its tax returns for the fiscal year ended December 31, 1999, which returns shall have been reviewed and approved by First Community prior to filing.

        (t) Blue River shall, if required to do so by federal law or regulation, have completed and filed its Form 10-K Report for the fiscal year ended December 31, 1999 with the OTS, which Report shall have been reviewed by First Community prior to filing.

        Section 6.02. Conditions of Blue River's Obligations. Blue River's obligations to effect the Merger shall be subject to the satisfaction (or waiver by Blue River) prior to or on the Closing Date of the following conditions:

        (a) The representations and warranties made by First Community in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date.

        (b) First Community and BR Acquisition shall each have performed and complied in all material respects with all of its respective obligations and agreements required to be performed prior to the Closing Date under this Agreement.

        (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

        (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Merger, including the requisite approval of the Merger by the shareholders of Blue River, shall have been obtained on terms and conditions reasonably acceptable to Blue River and all waiting periods required by law shall have expired.

        (e) Blue River shall have received the opinion of Henderson, Daily, Withrow & DeVoe, counsel to First Community, as set forth in Schedule 6.02(e).

        (f) Blue River shall have received all documents required to be received from First Community and and BR Acquisition on or prior to the Closing Date, all in form and substance reasonably satisfactory to Blue River.

                                 ARTICLE SEVEN
                           TERMINATION OR ABANDONMENT

        Section 7.01. Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties approved by their respective Boards of Directors at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Merger by the shareholders of Blue River shall have been previously obtained.

        Section 7.02. Breach of Representations, Warranties or Covenants. In the event that there is a material breach in any of the representations and warranties or covenants of the parties, which breach is not cured within thirty
(30) days after notice to cure such breach is given by the non-breaching party, then the Board of Directors of the non-breaching party, regardless of whether approval by the shareholders of this Agreement and the Merger shall have been previously obtained, and in addition to any other remedies to which the non-breaching party may be entitled, may terminate and cancel this Agreement effective immediately by providing written notice thereof to the other party hereto.

        Section 7.03. Adverse Environmental Reports. First Community as specifically provided by Section 4.07 may terminate this Agreement by giving written notice thereof to Blue River.

        Section 7.04. Failure of Conditions. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then the Board of Directors of such party may, regardless of whether approval by its shareholders of this Agreement and the Merger shall have been previously obtained, terminate and cancel this Agreement on the Closing Date by delivery of written notice thereof to the other party on such date.

        Section 7.05. Shareholder Denial. If this Agreement and consummation of the Merger is not approved by the shareholders of Blue River, then either party may terminate this Agreement by giving written notice thereof to the other party, subject to Section 7.02.

        Section 7.06. Regulatory Enforcement Matters. In the event that Blue River on the one hand, or First Community or BR Acquisition, on the other hand, shall become a party or subject to any memorandum of understanding, cease and desist order, or civil money penalties imposed by any federal or state agency charged with the supervision or regulation of savings associations, or bank holding companies or commercial banks, after the date of this Agreement, then the party that is not subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.

        Section 7.07. Lapse of Time. If the Closing Date does not occur on or prior to September 30, 2000, despite each party's best efforts to consummate the Merger on or before that date, then this Agreement may be terminated by the Board of Directors of either party by giving written notice thereof to the other party.

                                 ARTICLE EIGHT
                               GENERAL PROVISIONS

        Section 8.01. Liabilities. In the event that this Agreement is terminated or the merger is abandoned pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise. Directors, officers and employees of each party hereto shall have no personal liability under this Agreement with respect to the representations and warranties of their respective parties except for fraud or for their personal intentional and knowing participation in the making of false or misleading statements in such representation and warranties.

        Section 8.02. Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, or (b) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid, or
(c) upon actual receipt if transmitted during business hours by facsimile (but only if receipt of a legible copy of such transmission is confirmed by the recipient); addressed (in any case) as follows:

        If to First Community or BR Acquisition:
                                            FIRST COMMUNITY
                                            P.O. Box 767
                                            298 State Road 135 North
                                            Greenwood, Indiana 46142-0767
                                            Attn:  Albert R. Jackson, III,
                                            President

        with a copy to:                     Henderson, Daily, Withrow & DeVoe
                                            2600 One Indiana Square
                                            Indianapolis, Indiana 46204
                                            Attn:  Robert T. Wildman, Esq.
                                                   O. Wayne Davis, Esq.
and

               IF to Blue River:

                                            Blue River Federal Savings Bank

                                            100 East Main Cross Street
                                            P.O. Box 68
                                            Edinburgh, Indiana 46214
                                            Attn:  Terry Neville, President and
                                            Dan Patterson, Chairman of the Board

               with a copy to:              Leagre Chandler & Millard
                                            1400 First Indiana Plaza
                                            135 North Pennsylvania
                                            Indianapolis, Indiana 46204
                                            Attn:  John R. Zerkle, Esq.

or to such other address as any party may from time to time designate by notice to the other.

        Section 8.03. Non-survival of Representations and Agreements. Except for the covenants of First Community set forth in Section 5.04, no representation, warranty or covenant contained in this Agreement shall survive (and no claims for the breach or nonperformance thereof may be brought after) the Effective Time. No representation, warranty or covenant contained in this Agreement shall survive (and, except for any intentional breach or nonperformance, no claims for the breach or nonperformance thereof may be brought after) the termination of this Agreement pursuant to Article Seven hereof. The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.

        Section 8.04. Stock Option Agreement. Promptly following receipt of any required regulatory approvals Blue River shall execute and deliver to First Community a Stock Option Agreement that provides for the grant to First Communityof an option to purchase, at an exercise price of $20.00 per share, up to 16% of the outstanding common stock of Blue River upon the occurrence of certain events that create the potential for another party to acquire control of Blue River. First Community hereby agrees to make all necessary filings with the SEC, FRB and the OTS or other governmental agencies in connection with such option.

        Section 8.05. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

        Section 8.06. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

        Section 8.07. Waiver, Amendment or Modification. The conditions of this Agreement which may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

        Section 8.08. Rules of Construction. Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

        Section 8.09. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

        Section 8.10. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and there respective successors. Except for
Section 5.04, of this Agreement, there shall be no third party beneficiaries hereof.

        Section 8.11. Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written, with the unanimous approval of their respective Boards of Directors.

                                        FIRST COMMUNITY BANCSHARES, INC.


                                        By: /s/ Albert R. Jackson, III
                                           --------------------------------
                                                Albert R. Jackson, III
                                                CEO


                                        BLUE RIVER FEDERAL SAVINGS BANK


                                        By: /s/ Terry W. Neville
                                           --------------------------------
                                                Terry W. Neville
                                                President



APPROVED BY THE MEMBERS OF THE BOARD OF DIRECTORS OF BLUE RIVER:

The undersigned Directors of Blue River hereby (a) agree in their capacities as Directors of Blue River to recommend to Blue River's shareholders the approval of this Agreement and the Merger in accordance with 4.03 hereof, and (b) agree to vote their shares of Blue River Common that are registered in their personal names (and agree to use their best efforts to cause all additional shares of Blue River Common over which they have voting influence or control to be voted) in favor of the Merger at the Blue River Shareholders' Meeting. Notwithstanding the foregoing, the execution of the Agreement by the undersigned Directors of Blue River or anything herein to the contrary, First Community and First Community hereby understands and agrees, as evidenced by its execution of this Agreement above, that none of the undersigned Directors of Blue River will have any obligation or liability under this Agreement or otherwise to First Community or First Community or any other person or entity, except as provided in the foregoing sentence and in Section 8.01 hereof.

                                  /s/ Dan A. Patterson
                                  -------------------------------------------
                                  Dan A. Patterson, Chairman and Director


                                  /s/ Terry W. Neville
                                  -------------------------------------------
                                  Terry W. Neville, President and Director


                                  /s/ Tom L. Schaffer
                                  -------------------------------------------
                                  Tom L. Schaffer, Vice Chairman and Director


                                  /s/ Jim R. Eaton
                                  -------------------------------------------
                                  Jim R. Eaton, Director


                                  /s/ Larry G. Taulman
                                  -------------------------------------------
                                  Larry G. Taulman, Director